EXHIBIT 10(g)(ii)

Terms of Awards Under
2004 Employee and Director Equity-Based Compensation Plan (the “Plan”)
and Stock Award Plan

Capitalized terms used herein that are not defined shall have the same meaning as set forth in the Plan and Stock Aware Plan, as applicable.

1.         Stock Options

         (a)     Vesting Period: Ratably over four (4) years, with twenty-five percent (25%) becoming exercisable on each of the first, second, third and fourth anniversary of the grant date, except as provided in the Plan.

         (b)    Term: Ten (10) years from grant date.

         (c)    Exercise Price: Fair market value of BD common stock on grant date.

         (d)    Form: Non-qualified stock options.

         (e)    Forfeiture: Subject to forfeiture if (a) the grantee violates any agreement of non-competition with BD, or any agreement of non-disclosure of confidential information of BD, or (b) if grantee commits acts or omissions that would have been the basis for termination for Cause during the grantee’s employment.

         (f)    Termination of Employment: Upon death, Disability or Retirement, all unvested stock options become fully exercisable for their remaining term. Upon termination due to involuntary termination without cause, holder may exercise stock options for three months following termination, but only to the extent they were vested at the time of termination. Upon voluntary termination or termination with cause, unexercised stock options are forfeited.
2.         Stock Appreciation Rights (SARs)

         (a)    Vesting Period: Ratably over four (4) years, with twenty-five percent (25%) becoming exercisable on each of the first, second, third and fourth anniversary of the grant date, except as provided in the Plan.

         (b)    Term: Ten (10) years from grant date.

         (c)    Exercise Price: Fair market value of BD common stock on grant date.

         (d)    Settlement: Upon exercise, the holder receives shares of BD common stock equal in value to the amount by which the market price of the BD common stock at the time of exercise exceeds the exercise price.

         (e)    Forfeiture: Subject to forfeiture if (a) the grantee violates any agreement of non-competition with BD, or any agreement of non-disclosure of confidential information of BD, or (b) if grantee commits acts or omissions that would have been the basis for termination for Cause during the grantee’s employment.

         (f)    Termination of Employment: Upon death, Disability or Retirement, all unvested SARs become fully exercisable for their remaining term. Upon termination due to involuntary termination without cause, holder may exercise SARs for three months following termination, but only to the extent they were vested at the time of termination. Upon voluntary termination or termination with cause, unexercised SARCs are forfeited.
3.         Performance Units

         (a)    Vesting Period: Third anniversary of grant date.

         (b)    Settlement: Performance Units are settled in shares of BD common stock. Performance Unit awards are given a share target. A formula determines the actual number of shares that will be issued upon vesting, which is based on BD’s performance against pre-established performance measures over the applicable performance period.

         (c)    Performance Period: Three consecutive fiscal years, beginning with the fiscal year in which the award is granted.

         (d)    Performance Measures: Consist primarily of BD’s (1) average return on invested capital and (2) relative total shareholder return compared to that of a select group of peer companies, over the performance period. Each measure is weighted 50%. Payouts may range from zero to 200% of the award’s share target.

         (e)    Dividend Equivalent Rights: Dividends do not accrue on Performance Unit awards.

         (f)    Termination of Employment: Upon death or 409A Disability, grantee vests in a pro rata amount of the award’s share target. Upon Disability (other than a 409A Disability), Retirement or involuntary termination without Cause, grantee vests in a pro rata amount of the shares that would have been distributable under the award based on the payout formula had the grantee remained employed with BD through the vesting period, with shares being distributed after the end of the applicable vesting period. Upon voluntary termination or termination with cause, unvested awards are forfeited.

4.         Time-Vested Units

         (a)    Vesting Period: For awards granted prior to January 1, 2015, third anniversary of grant date. For awards made on or after January 1, 2015, awards vest ratably over three (3) years, with one-third becoming exercisable on each of the first, second, and third anniversary of the grant date.

         (b) Settlement: Each Time-Vested Unit entitles the grantee to one share of BD common stock upon vesting.

         (c) Dividend Equivalent Rights: Dividends do not accrue on Time-Vested Unit awards.

         (d) Termination of Employment: Upon Retirement, death or Disability, the award vests in full. Upon involuntary termination without Cause, the grantee vests in a pro rata amount of the award. Upon voluntary termination or involuntary termination with cause, unvested awards are forfeited.

5.         Career Shares

         (a)    Vesting Period: First anniversary of the grantee’s Retirement from BD:

         (b)    Settlement: Each Career Share entitles the grantee to one share of BD common stock upon vesting:

         (c)    Dividend Equivalent Rights: Awards made in November 2004 and after were issued in tandem with dividend equivalent rights.

         (d)    Termination of Employment: Upon death, Disability or involuntary termination other than for Cause, Career Shares become fully vested.

         (e)    Forfeiture: Subject to forfeiture in the event, at any time prior to the first anniversary of the grantee’s Retirement, the grantee violates non-compete covenant with BD.

6.    Change in Control Provisions

Awards made on or after January 1, 2015 automatically vest upon a Change in Control unless the awards are either continued or replaced with similar awards. In those instances where awards are continued or replaced, the awards will then automatically vest if the holder is terminated without Cause or the holder terminates employment for Good Reason within two years of the Change in Control. Awards made prior to January 1, 2015 automatically vest (with Performance Units being payable at their target amount) upon a Change in Control.